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                                                                    Exhibit 99.1


                         [Letterhead of Link Energy LLC]




April 19, 2004


To the Unitholders of Link Energy LLC:

         As previously announced, on April 1, 2004, Link sold all its crude oil marketing, pipeline and trucking transportation business to Plains All American Pipeline, L.P. In connection with the transaction Link agreed to settle its outstanding litigation with Texas New Mexico Pipe Line Company, a wholly owned subsidiary of Shell Pipeline Company. Plains has hired substantially all of Link's employees.

         As a result of the sale, Link has no further operations, and is winding up its business.

         Although the company has previously discussed these matters in its filings with the SEC for the third quarter and year end 2003, I would like to take this opportunity to review the circumstances facing the company over the course of the last year and provide the reasoning behind the company's decision to enter into this transaction.


Background

         Link filed for bankruptcy protection in October 2002, principally as a result of the ongoing impacts on its business resulting from Enron's collapse and subsequent bankruptcy filing in December 2001. The company emerged from bankruptcy on March 1, 2003. The company's restructuring plan anticipated profitable liquids operations and a quick return of crude oil volume growth in 2003.

         Unfortunately, the company's liquids operations incurred operating losses of over $31 million in 2003. Additionally, Link's pre-bankruptcy crude oil customers and business partners were less willing to do business with the company than anticipated as a result of the company's high debt level and failure to improve its financial performance. Many customers required the company to provide costly letters of credit. These constraints adversely affected the company's ability to increase crude oil volumes.

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                                       -2-                        April 19, 2004


         Recognizing that a stronger balance sheet was necessary in order to permit the company to compete effectively, the company took the following actions in 2003 to reduce its indebtedness:

o In June 2003, Link's west coast operations were sold for approximately $10 million.

o In October 2003, the company sold certain crude oil marketing and transportation assets in the Arkansas, Louisiana and Texas areas for approximately $17 million, including linefill.

o In December 2003, the company's Gulf Coast liquids and MTBE facilities were sold for approximately $20 million. Prior to the sale, these operations had incurred a substantial operating loss since the emergence from bankruptcy.

o In the fourth quarter of 2003, Link entered into a joint marketing agreement with ChevronTexaco Global Trading, under which ChevronTexaco became the marketer of all of Link's lease crude oil in West Texas and Eastern New Mexico. In connection with the agreement, the company sold approximately 370,000 barrels of linefill to ChevronTexaco for approximately $10 million. This arrangement reduced the company's letter of credit requirements by approximately $60 million.

As required by the company's debt agreements, the net proceeds of all these sales were used to reduce debt under the company's commodity repurchase agreement.


Evaluation of Strategic Alternatives

         Despite these actions, the board of directors concluded that further strengthening of the balance sheet was necessary. In the third quarter of 2003, the company identified a potential investor and sought to complete a transaction under which the investor would make an equity investment of approximately $60 million, and certain existing senior noteholders and term noteholders would convert a like amount of their debt to equity. Unfortunately, in November 2003 the potential investor terminated negotiations principally as a result of environmental due diligence concerns.

         In November 2003, Lehman Brothers was engaged as the company's financial advisor to identify potential private equity investors and, alternatively, to solicit offers for the sale of the company's business. During the course of its engagement Lehman Brothers contacted and provided information to more than 20 potential private equity investors and buyers of the company's business.

         The company identified a second potential private equity investor in late November and began negotiation of a similar private equity and debt conversion transaction. In January 2004, the board of directors formed a special committee of the board, composed of the disinterested

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                                       -3-                        April 19, 2004


directors, charged with evaluating the proposal for the issuance of private equity and, alternatively, evaluating proposals for the sale of the company.

         In early February 2004, the second private equity investor terminated negotiations, principally as a result of environmental due diligence concerns. When this potential transaction was terminated, it became highly likely that the company would need to find a buyer for its business or seek protection under the bankruptcy code. Link's cash flow from operations was not sufficient to meet its current cash requirements and, as a result, Link had to borrow under its trade receivables agreement in order to fund operations and capital needs. Based on its cash requirements, Link believed it would exhaust all sources of available cash early in the second quarter of 2004. In addition, the company's commodity repurchase and trade receivables agreements were scheduled to mature in mid-2004, and the company's letter of credit facility and term loan had maturities in August 2004. Because the company was in default of several covenants under its debt agreements, it was highly uncertain as to whether it would be able to arrange future financings on acceptable terms in order to refinance existing indebtedness. In addition, in 2003 Link had sold substantially all of its non-strategic assets in an effort to reduce indebtedness, and therefore was not able to use funds from future asset sales to meet current cash needs because the proceeds from any such sales would be required to further reduce our outstanding indebtedness. These factors raised substantial doubt about Link's ability to continue as a going concern, as indicated in the "going concern" qualification in the report of the company's independent auditors with respect to the 2003 audited financial statements.

         As a result, the special committee directed the company's resources to attempting to sell the company or its assets as an ongoing business in order to achieve the highest possible value for the assets of the company. The Plains proposal represented the highest bid for the company, as well as a timeline that would allow the company to conclude the sale before running out of cash needed to fund operations.


Arrangements with Link's Senior Noteholders

         In February 2003, Link issued $104 million of 9% senior unsecured notes to the former holders of the company's 11% senior notes and general unsecured creditors with allowed claims in the bankruptcy proceeding. The senior notes matured in March 2010. Under the terms of the indenture governing the senior notes, Link was entitled to pay interest payments in kind (at a 10% rate) by issuing additional senior notes on the first two interest payment dates, and did so on September 1, 2003 by issuing $5.2 million of additional senior notes, and on March 1, 2004 by issuing $5.5 million of additional senior notes. Link did not have the right to optionally redeem the notes. Furthermore, Link was required to offer to purchase the notes upon certain asset sales and changes of control. Provisions of the indenture limited additional borrowings, sale and lease back transactions, affiliate transactions, purchases of outstanding equity, payments on debt subordinated to the senior notes, distributions to members, certain merger, consolidation or change in control transactions, or sale of assets if certain financial performance ratios were not met.

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                                       -4-                        April 19, 2004


         Plains was unwilling to assume the senior notes without a large discount in the purchase price that would have likely left Link insolvent. As a result, Link approached a group of senior noteholders with a proposal that would permit Link to consummate the Plains transaction. The requisite holders of Link's senior notes agreed to provide the necessary consents to amend the indenture, effective immediately prior to the closing of the transaction, to remove substantially all of the covenants in the indenture and to provide that Plains will not be required to assume the bonds as otherwise required by the indenture. The holders of approximately 89% of the outstanding senior notes agreed to sell their notes to Link for 100% of the principal and accrued interest, subject to the closing of the transaction. Senior noteholders that sell their notes to Link Energy on these terms also will receive their proportionate share of a senior noteholder fund, which will consist of up to $25 million from any funds (including funds released from the $10 million Plains transaction escrow discussed below) that may remain after Link makes provision for its outstanding liabilities, obligations and contingencies. The potential payment was in exchange for the senior noteholders' waiver and modification of certain provisions of the notes, including the right to have Plains assume the notes and the right to require Link to purchase the notes at 101% of the principal and accrued interest, and the maximum potential payment amount approximates the net present value of the interest payments at 9% for the remaining term of the notes. Because the potential payment from the senior noteholder fund will be made after payment (or provision for payment) of the company's other creditors, this structure allowed the company to consummate the sale and remain solvent. Since the Plains transaction was a "change of control" under the indenture, pursuant to the terms of the indenture, the holders of the senior notes that remain outstanding have the right to require the company to purchase their senior notes at a purchase price of 101% of the principal amount, plus accrued interest through the date of repurchase. The holders of senior notes that exercise this change of control put right will also receive their proportionate share of the senior noteholder fund described above to the extent that their proportionate share exceeds 1% of the principal amount of their senior notes that were sold to the company pursuant to the change of control put.


Reasons for the Approval of the Plains Transaction

         In reviewing the alternatives available to the company, the special committee was advised by Petrie Parkman & Company and by separate counsel. The special committee held 10 meetings the first quarter of 2004 to discuss and evaluate the strategic alternatives available to the company.

         In deciding to approve the Plains transaction, the special committee of the board of directors considered the following factors:

o The familiarity of the special committee with, and information provided by management, Petrie Parkman and Lehman Brothers as to, the company's business, financial condition, results of operations and competitive position, the nature of its business and the industry in which it competes, economic and market conditions, on both a historical and a prospective

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                                       -5-                        April 19, 2004


   basis, as well as the company's strategic objectives, and the risks involved in achieving those objectives;

o The special committee's view that the company's high and costly debt load had constrained its ability to increase crude oil volumes;

o The inability of the company to locate one or more investors willing to purchase equity in the company;

o The special committee's familiarity with, and information provided by management as to, the environmental due diligence concerns that had contributed to the withdrawals of interest of at least two potential private equity investors;

o The process conducted by the company and its financial advisor to identify parties having a potential interest and ability to acquire the company's crude oil marketing, pipeline and trucking business;

o The comparison by the special committee of the transaction to the value that the special committee believed could be obtained for the company's business if sold in connection with a bankruptcy proceeding;

o The separate opinions of Petrie Parkman and Lehman Brothers that the Plains transaction as summarized in such opinions was fair from a financial point of view;

o The belief of the special committee that the transaction consideration represented the highest consideration that Plains was willing to pay, and the highest value obtainable at such time;

o The conclusion of the special committee that any other expression of interest in existence at the time was either at a lower price or was unclear as to ultimate price and subject to significant due diligence and negotiation that could lead to the loss of Plains as a potential buyer;

o  The fact that the transaction consideration was all cash; and

o  The terms and conditions of the transaction agreements.

         The decision to complete the transaction with Plains was a difficult one, but one that the special committee believed was in Link's best interest in order to optimize the value of its assets.

         A vote of Link's unitholders was not required to approve the transaction pursuant to Delaware law or Link's LLC agreement. Because the winding up of the company is expected to occur in late 2004, the company will not be holding an annual meeting of unitholders.

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                                       -6-                        April 19, 2004


Use of Proceeds from the Transaction

         The total cash proceeds to the company from the sale and settlement of the litigation were approximately $290 million, consisting of approximately $273 million in cash from Plains (plus assumption of certain obligations), and approximately $17 million in cash from Texas New Mexico Pipe Line Company. Of the $273 million from Plains, $10 million was placed into an escrow account to provide for post-closing adjustments in inventory and other working capital items. Following this adjustment, Link and Plains will each receive one-half of the remaining escrow balance. The company has no further operations, and is conducting an orderly liquidation of its assets over a period of time.

         The company used approximately $265 million of the proceeds to repay long and short term debt, which included its exit credit facilities, its senior notes and its term debt. Funds released from the escrow plus remaining funds from the transaction will be used by the company to wind up its business, to make provisions for remaining liabilities or claims, to make contractual payments to its senior noteholders, and, to the extent available, to make payments to its unitholders. Based on current projections, the company believes that it is unlikely that there will be any liquidating or other distributions to its unitholders.


2003 Financial Information

         Link's 2003 Annual Report on Form 10-K is available on the company's website at www.linkenergy.com. In addition, a copy will be provided free of charge to any unitholder requesting a copy. Requests should be made to Link Energy LLC, 2000 West Sam Houston Parkway South, Suite 400, Houston, Texas 77042, Attn: Chief Financial Officer.

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                                       -7-                        April 19, 2004


Conclusion

         Despite the company's best efforts to resolve its balance sheet issues, various factors--environmental due diligence concerns and the company's litigation with Shell, among others--prevented Link from obtaining the capital infusion it needed to reduce its debt load, offset operating losses and otherwise restore the company's profitability. We regret that these circumstances beyond our control prevented the company from returning to viability. Although the special committee's decision to sell the crude oil business to Plains was clearly the best alternative to optimize the value of Link's assets, it was a difficult and bittersweet one for myself, my management team and the many other Link employees who worked very hard to rebuild this company after its restructuring.


                                          Very truly yours,

                                          /s/ Tom M. Matthews

                                          Tom M. Matthews
                                          Chairman and Chief Executive Officer


                 Forward-Looking Statements and Associated Risks

This letter includes forward-looking statements. Forward-looking statements give the company's current expectations or forecasts of future events given currently available information. Forward-looking statements in this letter relate to, among other things, the expected use of the proceeds of the sale transaction, including the amount available for repayment of indebtedness and the funds, if any, remaining for distribution to the unitholders. Actual events and results may differ materially from those projected. Factors that could cause actual results to differ materially from results anticipated in any forward-looking statements include difficulties quantifying the remaining liabilities of the company.